Exhibit 99.1

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

  FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS ANNOUNCES APPROVAL OF
                  SALE OF COMMON SHARES TO VORNADO REALTY TRUST

FOR IMMEDIATE RELEASE - Boston, Massachusetts, August 8, 2005 - First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) today announced that its Board of Trustees has approved the sale to Vornado Realty Trust and its subsidiaries of not less than 3,522,000 and not more than 4,000,000 of its common shares of beneficial interest for a purchase price of $4.00 per share. After giving effect to such sale, Vornado would hold approximately 9.9% of First Union's outstanding common shares. The sale, which will be made pursuant to First Union's effective shelf registration statement on Form S-3, is conditioned upon the execution of definitive documentation containing the final terms and conditions of the agreement as well as customary closing conditions. The closing of the sale is to occur on the earlier of the date of closing of First Union's investment in Newkirk Realty Trust, Inc. ("Newkirk") or March 31, 2006. First Union shall have the right, but not the obligation, to terminate the sale agreement with Vornado if First Union has not made its proposed investment in Newkirk by March 28, 2006. First Union has issued today a press release relating to its investment in Newkirk.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.